Exhibit 3b
Execution Copy
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOR ELECTRIC DELIVERY COMPANY LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this "Agreement") of ONCOR ELECTRIC DELIVERY COMPANY LLC (the "Company"), is entered into by ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC, as the sole equity member (the "Initial Member").  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, Oncor Electric Delivery Company (the "TX Corporation") was organized as a Texas corporation;

WHEREAS, the board of directors of the TX Corporation approved the conversion of the TX Corporation to a Delaware limited liability company and the adoption of the initial Limited Liability Company Agreement, pursuant to and in accordance with the applicable laws of the State of Texas, including Article 5.17 through Article 5.20 of the Texas Business Corporation Act (the "TX Act");

WHEREAS, the TX Corporation was converted to a limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the "Act") and the TX Act by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation (the "Conversion"); and

WHEREAS, pursuant to the Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated October 9, 2007 (the “Initial LLC Agreement”), and the Conversion, the Member was admitted as a member of the Company;

NOW THEREFORE, the Member, by its execution of this Agreement, hereby amends and restates the Initial LLC Agreement, and further agrees as follows:

Section 1.                      Name.

The name of the limited liability company continued hereby is ONCOR ELECTRIC DELIVERY COMPANY LLC.

Section 2.                      Principal Business Office.

The principal business office of the Company shall be located at 1601 Bryan Street, Dallas, Texas 75201 or such other location as may hereafter be determined by the Member.

Section 3.                      Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 4.                      Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is RL&F Service Corp., One Rodney Square, in the City of Wilmington, County of New Castle, Delaware 19801.

Section 5.                      Fiscal Year.

Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.

Section 6.                      Members.

(a)           The mailing address of the Member is set forth on Schedule B attached hereto.  The Member was heretofore admitted to the Company as a member of the Company, and hereby continues as such.

(b)           Subject to Section 10(i), the Member may act by written consent.

Section 7.                      Certificate of Formation.

Jared Richardson, an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Conversion and the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became a member of the Company and the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Texas and in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 8.                      Purpose.

Subject to the provisions of Section 10(i) of this Agreement, the purposes to be conducted or promoted by the Company are those of an electric transmission and distribution company, including owning or operating equipment or facilities to transmit and distribute electricity, and to engage in any other activities related or incidental thereto or in anticipation thereof.

Section 9.                      Powers.

Subject to Section 10(i), the Company, and the Board of Directors and the Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 8 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 10.                                Management.

(a)           Board of Directors.  Subject to Section 10(i), the business and affairs of the Company shall be managed by or under the direction of a Board of Directors and not by or under the direction of any TXU Group member or any officer or employee thereof.  Initially, the Board of Directors shall have at least five (5) Directors, each elected by the Member, composed as follows: one (1) Director shall be an officer of the Company; at least a majority of the Directors shall be Independent Directors, and at least two (2) of the Independent Directors shall be Special Independent Directors; any remaining Directors shall not be required to be independent of the Member (such remaining Directors, together with the Director who is an officer of the Company, being referred to herein as the “Non-Independent Directors”).  Within 30 days after the date hereof, the Member may, and intends to, elect additional initial Directors so that the Board will have nine (9) Directors, six (6) of which Directors will be Independent Directors (two of which will be Special Independent Directors), two of which Directors will be Non-Independent Directors associated with the Fund Advisors, and one of which Directors will be an officer of the Company.  After the initial election of the Independent Directors by the Member, all Independent Directors, including the Special Independent Directors, will be nominated and appointed by a nominating committee of the Member’s board of directors.  Each Director elected, designated or appointed by the Member, or by the nominating committee of the Member’s board of directors, as applicable, shall hold office (i) until a successor is elected and qualified, (ii) in the case of an Independent Director or a Special Independent Director, until such Director fails to qualify as an Independent Director or Special Independent Director, as applicable, or (iii) until such Director’s earlier death, resignation, expulsion or removal.  Each Director shall execute and deliver the Management Agreement.  No Director shall be required to be a Member.  The initial four Directors designated by the Member are listed on Schedule D hereto.  No Director may concurrently serve as a director of any Subsidiary of Texas Competitive Electric Holdings Company LLC, including any entity that Luminant or TXU Energy comprises.

(b)           Powers.  Subject to Section 10(i), the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.  The Board of Directors has the authority to bind the Company. To the extent of their powers set forth in this Agreement and subject to Section 10(i), the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(c)           Meetings of the Board of Directors.  The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board and communicated in writing to each Director; provided, that, upon such communication to each Director of the Board’s determination of the time and place of a regular meeting, no further notice of any regular meeting to be held at such time and place need be given to any Director, but if the Board determines to make any change with respect to the time or place of a regular meeting, five (5) days’ notice of such change shall be communicated in writing to each Director before such change becomes effective.  Special meetings of the Board may be called by the Chief Executive Officer on not less than five (5) days’ written notice to each Director by facsimile, mail, telegram or any other means of written communication, and special meetings shall be called by the Chief Executive Officer, the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Directors; provided, that, notice of a special meeting shall not be required if waived by all Directors, which waiver shall be assumed for any Director attending such special meeting unless attending to object to such meeting.

(d)           Quorum: Acts of the Board.  Subject to Section 10(i), at all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)           Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)           Committees of Directors.

(i)
The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)
In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)
Any such committee, to the extent provided in the resolution of the Board designating such committee, and subject to, in all cases, Sections 10(i) and 11, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company specified in the resolution of the Board designating such committee.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)           Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors.  The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed additional compensation for attending committee meetings.  Chairpersons of standing or special committees may receive compensation, in their capacities as such chairpersons, in addition to any compensation received as a member of any such committee.

(h)           Removal of Directors.  Unless otherwise restricted by law, and subject to Section 11, (i) any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and (ii) any vacancy caused by any such removal or expulsion, or otherwise, may be filled by action of the Member; provided that Independent Directors, including Special Independent Directors, may be removed or expelled, and vacancies in respect of any Independent Director, including any Special Independent Director, may be filled, by the Member only at the direction, in writing, of the nominating committee of the Member’s board of directors.

(i)           Limitations on the Company’s Activities.

(i)	The Company shall not take any of the following actions without the prior written consent of the Initial Member:

(A)	change the method of designating Directors on the Board of Directors;

(B)	continue the Company under the laws of another jurisdiction;

(C)
enter into or authorize any material transactions with a third party outside the ordinary course of business including, but not limited to, mergers or acquisitions, substantial dispositions or transfers, or any material investment in any partnership, consortium, joint venture or other similar enterprise;

(D)
authorize, issue, sell, acquire, repurchase or redeem any limited liability company interests or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company;

(E)	unless required by law or a change in generally accepted accounting principles (“GAAP”), make any material change in the accounting methods of the Company;

(F)	change the entity classification of the Company for federal income tax purposes under Treasury Regulations Section 301.7701-3;

(G)
cause any of the Company’s facilities, assets or paper facilities in the Energy Reliability Council of Texas region to become subject to any greater scope or degree of jurisdiction of the Federal Energy Regulatory Commisison than the scope or degree of jurisdiction exercised on January 1, 2007; or

(H)	enter into any contract, arrangement, understanding or other similar agreement to effectuate any of the foregoing.

(ii)
So long as any Obligation is outstanding, the Member shall not (A) amend, alter, change or repeal Sections8, 9, 10(b) through (h), or 27 or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (A), in each case without the written consent of a majority of the Board, or (B) amend, alter, change or repeal the definitions of “Independent Director”; “Special Independent Director”; Sections10(a), 10(i) (except as set forth in Section 10(i)(v)(F)), 11, 12, 13, 21, 23, 25, 26, or 30; any provision hereof that states that it is subject to Section 10(i), if such amendment would cause such provision no longer to be subject to Section 10(i); or the definitions in Schedule A of this Agreement that relate to the foregoing Sections referred to in this clause (B); in each case without the written consent of (1) a majority of the Board and (2) all Independent Directors; provided, that the Member may amend any provision hereof reasonably required in good faith to accommodate the admission of any additional Member, other than an Affiliate of TXU Corp. (including the establishment of relative voting rights of the Members and an increase in the number of Directors, including Independent Directors), but no such amendment shall (1) limit the obligation of the Company to comply with the Separateness Undertakings (defined below), or (2) otherwise limit the rights and powers of the Independent Directors.  Except as provided in the foregoing sentence, the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 32.

(iii)
Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, neither the Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company without  (a) the prior written consent of the Member and (b) the affirmative vote of all of the Directors present and voting (which shall in any event include all Independent Directors), to take any Material Action.

(iv)	The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

(v)
To ensure separateness from the TXU Group, so long as any Obligation is outstanding, the Board and the Member shall use their best efforts to cause the Company to take or refrain from taking, as the case may be, the following actions (clauses (A) through (BB) below are collectively referred to as the “Separateness Undertakings”):

(A)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;
(B)	use stationery, invoices, checks, logos and other business forms separate from any TXU Group member;
(C)
not transfer any material assets or facilities to any TXU Group member, other than any such transfer that is (w) both on a commercially reasonable basis and approved by a majority of the Directors; (x) pursuant to an agreement allowed, with respect to transactions with TXU Group members, under clause (E) below; (y) allowed, with respect to distributions, under Section 17 hereof; or (z) allowed, with respect to taxes, under clause (BB) below;

(D)
not enter into any pledge, encumbrance or guaranty, or otherwise become intentionally liable for, or pledge or encumber its assets to secure the liability, debts or obligations of any TXU Group member;

(E)
maintain an arm’s-length relationship with the TXU Group members and only enter into transactions with the TXU Group members that are both (1) on a commercially reasonable basis and (2) if such transaction is material, approved by a majority of the Directors, other than (a) distributions by the Company in accordance with the Dividend Policy, (b) the Reimbursement Agreements, and (c) payments by the Company pursuant to clause (BB) below, all of which shall in all events be permitted hereunder;

(F)
not amend or modify its Dividend Policy, except as approved by the Member and at least a majority of the Board of Directors present and voting, which approval must include a majority of the Independent Directors and all of the Non-Independent Directors (other than Directors appointed by any Member holding a minority limited liability company interest in the Company);

(G)	not hold out its credit as being available to satisfy the debts or obligations of any TXU Group member;

(H)
Maintain accurate books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, that are separate and distinct from those of any other entity, except for other Ring-Fenced Entities;

(I)
maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify its assets and liabilities from those of the TXU Group;

(J)	except with respect to the Commingled Funds, not commingle any of its facilities, assets, funds or liabilities with the facilities, assets, funds or liabilities of the TXU Group members;
(K)
observe appropriate organizational procedures and formalities, including holding at least annual meetings or actions pursuant to written consent of the Board of Directors and keeping minutes of such meetings and actions;

(L)
cause all material transactions and agreements between it and any one or more of the TXU Group members (including transactions and agreements pursuant to which the assets or property of one is used or to be used by the other) to be entered into in the names of the entities that are parties to the transaction or agreement and to be formally documented in writing;

(M)
except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, conduct transactions with the TXU Group members and third parties in its name and as an entity that is separate and distinct from the TXU Group members;

(N)	except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, pay its own liabilities, expenses and losses only from its own assets;
(O)
except with respect to shared expenses and corporate functions covered by clauses (P) through (S) below, compensate all consultants, independent contractors and agents from its own funds for services provided to it by such consultants, independent contractors and agents;

(P)
to the extent that it and TXU Group members jointly contract or do business with vendors or service providers or share overhead expenses, allocate fairly, appropriately and reasonably the costs and expenses incurred in so doing between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(Q)
to the extent that it contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the TXU Group members, allocate fairly, appropriately and reasonably the costs incurred in so doing to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(R)
to the extent that officers or other employees of the TXU Group members perform services for the Company, cause the Company to pay the fair, appropriate and reasonable costs and expenses related to providing such services;

(S)
to the extent that it occupies any premises in the same location or shares the use of equipment with the TXU Group members, allocate fairly, appropriately and reasonably any rent and overhead expenses among and between such entities with the result that each bears its fair share of all such rent and expenses;

(T)
cause its employees, representatives and agents (1) to hold themselves out to third parties as being its employees, representatives or agents, as the case may be, it being understood that it need not have its own dedicated employees, (2) to refrain from holding themselves out as employees, representatives or agents of any TXU Group member, and (3) with respect to each employee of the Company, not concurrently to be employee of a TXU Group member;

(U)
maintain separate annual financial statements from the TXU Group prepared in accordance with GAAP showing its assets and liabilities separate and distinct from those of any other entities (other than its Subsidiaries); provided, that these financial statements may be prepared on a consolidated basis for all of the Ring-Fenced Entities, collectively;

(V)
to the extent its financial statements are to be consolidated with the financial statements of any other entities (other than its Subsidiaries), (1) cause to be included in such consolidated financial statements (or in an accompanying statement) a footnote or other description of the separateness of it and its Subsidiaries’ assets, liabilities, business functions and operations to ensure that such separate assets, liabilities, business functions and operations are readily distinguishable by any person receiving or relying upon a copy of such consolidated financial statements, and (2) for so long as any Obligations are outstanding, file its separate annual financial statements with the SEC, or, if no Obligations are outstanding, make its separate annual financial statements available to the public on its website;

(W)
pay or bear the cost of the preparation of its financial statements, and have such financial statements audited by an independent certified public accounting firm; provided, that such audit must be conducted by a team of auditors from such certified public accounting firm that does not include any member of the team of auditors for the TXU Group members;

(X)	correct any known material misunderstanding regarding its identity as an entity separate from any TXU Group member;
(Y)
not make any loans to any TXU Group member or buy or hold any indebtedness or other securities or obligations issued by any TXU Group member (other than (1) trade accounts receivable incurred in the ordinary course of business on an arm’s length commercially reasonable basis payable within 60 days, (2) obligations incurred under the Reimbursement Agreements, and (3) other obligations (other than obligations for borrowed money) incurred on an arm’s length, commercially reasonable basis);

(Z)
not permit any of its assets to be held in the name of another Person, except (1) in the name of a Person that is not a TXU Group member pursuant to a documented trust or similar arrangement, and (2) commingled funds identified as exceptions to subsection (J) above;

(AA)
maintain adequate capital and a sufficient number of employees or contractual relationships with parties other than the TXU Group members for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; and

(BB)	pay its fair share of taxes determined substantially as if the Company were a stand-alone corporation.

Failure of the Company, or the Member or Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

(vi)
To ensure separateness from the TXU Group members, the Company shall cause each Subsidiary of the Company whose organizational documents do not contain separateness provisions comparable to the provisions of Section 10(i) (other than Transition Bond Co.) of this Agreement to take or refrain from taking, as the case may be, actions with respect to such Subsidiary of the type described in Section 10(i)(v) hereof and shall cause each such Subsidiary to take actions with respect to itself of the type described in clauses (ii) and (iv) of the definition of Material Actions only if authorized by the Directors in a manner similar to Section 10(i)(iii).

Section 11.                                Independent Directors.

After the initial election of Independent Directors by the Member, the Member shall cause its nominating committee to appoint Directors as necessary to cause, at all times, (i) at least six (6) (or such greater number as shall constitute a majority of the Directors if the number of Directors is ever increased, by amendment to this Agreement, to accommodate the admission of an additional Member or Members) members of the Board to be Independent Directors, at least two (2) of which Independent Directors shall be Special Independent Directors.  To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Directors shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on any Material Action.  No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement.  In the event of a vacancy in the position of Independent Director, the Member’s nominating committee shall, as soon as practicable, appoint a successor Independent Director.  All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.  Except as provided in the second sentence of this Section 11, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have fiduciary duties of loyalty and care identical to those of a director of a business corporation organized under the General Corporation Law of the State of Delaware.  No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 12.                                Officers.

(a)           Officers.  The initial Officers of the Company shall be designated by the Member. The Officers of the Company shall consist of at least a Chief Executive Officer, a President, a Secretary and a Treasurer.  The appointment or removal of the Chief Executive Officer or the Chief Financial Officer of the Company shall require a majority vote of the Board, which shall in any event include the unanimous vote of the Non-Independent Directors, other than the Director who is an officer of the Company.  Additional or successor Officers of the Company, if any, shall be chosen by the Board. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries, and Assistant Treasurers.  Any number of offices may be held by the same person, except that the President and the Secretary shall not be the same person.  The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company, except as provided above with respect to the Chief Executive Officer and the Chief Financial Officer, shall be filled by the Board.  The Officers shall have such powers and duties as usually pertain to their offices, respectively, as well as such powers and duties as may from time to time be conferred by the Board.  The initial Officers of the Company designated by the Member are listed on Schedule E hereto.  No Officer of the Company may concurrently be an officer of any TXU Group member.

(b)           Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 10(i), the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)           Duties of Board and Officers.  Except to the extent otherwise provided herein, each Director and Officer shall have fiduciary duties of loyalty and care identical to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 13.                                Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Director of the Company.

Section 14.                                Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.

Section 15.                                Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time.  To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement.  The provisions of this Agreement, including this Section 15, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 16.                                Tax Classification and Allocations of Profits and Losses.

The Board shall take such actions as are necessary to cause the Company to be treated as a disregarded entity separate from its owner for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.  The profits and losses of the Company shall be allocated to the Member.

Section 17.                                Distributions.

(a)           Subject to subsection (d) of this Section 17, distributions shall be made to the Member at such times and in such aggregate amounts as may be determined by the Board from time to time.

(b)           Subject to subsection (d) of this Section 17, the Company shall make quarterly distributions to the Member equal to the net income of the Company.

(c)           Subject to subsection (d) of this Section 17, the Company shall distribute all of the proceeds of any issuance of limited liability company interests in the Company, unless otherwise directed by the Member.

(d)           Notwithstanding any other provision contained in this Agreement,

(i)	the Company shall not make any distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law;

(ii)
other than any distribution made pursuant to Section 17(c), the Company shall not make any distribution to the Member to the extent that the amount of such proposed distribution, plus the sum of all prior distributions made at any time following the first business day after the TEF Merger closes (the “Reference Date”), other than any distribution made pursuant to Section 17(c), by the Company to the Member, exceeds the cumulative net income of the Company (determined in accordance with GAAP) for the period beginning on the Reference Date to the date of such proposed distribution; provided, however, that the restriction on distributions set forth in this section 17(d)(ii) shall cease to apply and shall be of no further force or effect on and after January 1, 2013;

(iii)
the Company shall defer making any distribution to the Member so long as and to the extent that such distribution would cause the debt-to-equity ratio of the Company for regulatory purposes of the Company to be above the debt-to-equity ratio established from time to time by the Public Utility Commission of Texas for ratemaking purposes;

(iv)
the Company shall not distribute any amounts to the Member to the extent that the Board determines in good faith that it is necessary to retain such amounts to meet expected future requirements of the Company; and

(v)
the Independent Directors, acting by majority vote, shall have the authority to prevent the Company from making any distribution if they determine that it is in the best interests of the Company to retain such amounts to meet expected future requirements of the Company (including continuing compliance with the debt-to-equity ratio described above in subsection (d)(ii) of this Section 17).

(e)           Subsections (a) through (d) of this Section 17 constitute the Company’s “Dividend Policy.”

Section 18.                                Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be maintained by the Company.  The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The

Company, and the Board on behalf of the Company, shall have the right, pursuant to Section 18-305(c) of the Act, to keep confidential from the Member certain information as the Board deems necessary or appropriate.

Section 19.                                Reports.

(a)            On such date as may be agreed by the Member and the Company, but in no event later than (i) five (5) days with respect to quarterly statements and (ii) ten (10) days with respect to annual statements prior to the date on which the TXU Group (a) is required by law or any contractual obligation or regulatory commitment to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same) or (b) expects to file consolidated financial statements with the SEC or deliver consolidated financial statements to any other Person in connection with an offering of securities (which filing or delivery date shall be communicated to the Company at least 40 days in advance of the Company’s obligation to deliver the same), the Board shall cause to be prepared all annual audited or quarterly unaudited financial statements, as applicable, and disclosures and certifications required under this Agreement or necessary for such information to be filed or delivered, along with any other information reasonably requested by the Member for inclusion in the TXU Group's consolidated financial statements or SEC filings.

(b)           The Board shall, after the end of each fiscal year, use reasonable efforts to cause to be prepared and transmitted to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 20.                                Other Business.

To the extent permitted by law and subject to Section 10(i), the Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 21.                                Exculpation and Indemnification.

(a)           To the fullest extent permitted by law, no Covered Person shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)           To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 21 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)           To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by an Indemnified Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized in this Section 21.

(d)           An Indemnified  Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Indemnified Person, an Indemnified Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Indemnified Person.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Indemnified Person.

(f)           The foregoing provisions of this Section 21 shall survive any termination of this Agreement.

Section 22.                                Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company.  Subject to Section 24, the transferee shall be admitted to the Company as a Member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.  If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 22, the admission of the transferee shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.  Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with this Agreement shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 23.                                Resignation.

So long as (i) any Obligation is outstanding, and (ii) the Member owns a majority of the voting limited liability company interests of the Company, the Member may not resign; provided, that, nothing in this Section 23 shall limit the Member’s rights under Section 22 to assign its limited liability company interest.

Section 24.                                Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

Section 25.                                Dissolution.

(a)           The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 22 and 24, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 23 and 24), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           Notwithstanding any other provision of this Agreement, the Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

(d)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)           The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 26.                                Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that the Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 17 hereof.  The interest of the Member in the Company is personal property.

Section 27.                                Benefits of Agreement; No Third-Party Rights.

The provisions of this Section shall apply notwithstanding any provision of this Agreement to the contrary.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons and Indemnified Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 30).

Section 28.                                Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 29.                                Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 30.                                Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Directors, in accordance with its terms.  In addition, the Independent Directors shall be intended beneficiaries of this Agreement.

Section 31.                                Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 32.                                Amendments.

Subject to Section 10(i)(ii), this Agreement may be modified, altered, supplemented or amended only pursuant to a written agreement executed and delivered by the Member.

Section 33.                                Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 34.                                Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the 10th day of October, 2007.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
By:	/s/ David M. Davis
Name: David M. Davis
Title: Vice President, Chief Financial Officer and Secretary

Signature Page to Amended and Restated Oncor LLC Agreement

SCHEDULE A

Definitions
A.           Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

"Act" has the meaning set forth in the preamble to this Agreement.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person; provided, however, that for purposes of Section 10(i)(v) of this Agreement, “Affiliate” shall not include any other Ring-Fenced Entity.

"Agreement" means this Amended and Restated Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

"Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Certificate of Conversion” means the Certificate of Conversion of the Company filed with the Secretary of State of the State of Delaware  pursuant to Section 18-214(b)(1) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware pursuant to Section 18-214(b)(2) of the Act on October 9, 2007, as amended or amended and restated from time to time.

“Commingled Funds” means (1) assets or funds deposited in connection with the Plans, (2) Transition Charges owned by Transition Bond Co., and (3) revenues received by the Company under Rider NDC (Nuclear Decommissioning Charge) of the Company’s Tariff for Retail Delivery Service.

“Company” means Oncor Electric Delivery Company LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” means, collectively, each Officer, Director, and employee of the Company, of the Member, and of each Affiliate of the Member.

“Director” means each of the Persons elected to the Board of Directors from time to time by the Member or the nominating committee of the Member, including the Independent Directors, in his or her capacity as manager of the Company.  A Director is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Act.

“Dividend Policy” has the meaning given thereto in Section 17(e).

“Fitch” means Fitch, Inc.

“Fund Advisors” means, collectively, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., and Goldman Sachs & Co.

“Indemnified Persons” means, collectively, (1) each Officer and Director of the Company, (2) the Member and each Officer and Director of the Member, and (3) any employee of the Company with whom the Company enters into a written agreement approved by a majority of the Board of Directors that includes an indemnification obligation referencing Section 21 of this Agreement.

“Independent Director” means any Director of the Company (i) whom the Board has affirmatively determined to have no material relationship with the Company or any Non-Ring-Fenced Entity (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company, Oncor Holdings, or any Non-Ring-Fenced Entity) and (ii) who otherwise would be considered “independent” in all material respects of the Company and each of the Non-Ring-Fenced Entities in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual; provided, that, (1) a Person’s capacity as a director of TXU Corp. or as a shareholder of TXU Corp. prior to the date the common stock of TXU Corp. was acquired by Merger Sub Parent shall not preclude such Person from being an Independent Director, if such individual otherwise satisfies the criteria set forth above; (2) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an

Affiliate of any of the Fund Advisors) shall not preclude such owner from being an Independent Director; (3) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being an Independent Director if such ownership is of a de minimis magnitude that the other Independent Directors determine would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or Oncor Holdings and (4) with respect to a ratepayer, supplier, creditor or independent contractor of, or a Person who received any benefit from or provided any services to, the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, such relationship shall not preclude such Person or any Affiliate of such Person from being an Independent Director if the other Independent Directors determine that such relationship is of a nature or magnitude as would not reasonably be expected to influence the judgment of the proposed Independent Director in determining the interests of the Company or Oncor Holdings.  Notwithstanding anything to the contrary in this definition of “Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for an “Independent Director”, may still be considered independent within the meaning hereof.

“Initial Member” means Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company.

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C.  The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Material Action” means (i) to consolidate or merge the Company with or into any Person with the result that the Company is not the surviving entity; (ii) to consolidate or merge the Company with or into any TXU Group member; (iii) to sell, transfer or dispose of all or substantially all of the assets of the Company (including by way of merger) without adequate provision for the payment of all creditors of the Company; (iv) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or take action in furtherance of any such action; or (v) to the fullest extent permitted by law, to dissolve or liquidate the Company without adequate provision for the payment of all creditors of the Company.

“Member” means Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company, as the Initial Member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Ring-Fenced Entity” means each TXU Group member; each Fund Advisor; Citibank, N.A.; Lehman Brothers Holdings Inc.; Morgan Stanley & Co. Incorporated; Credit

Suisse; J.P. Morgan Chase Bank, N.A.; Texas Energy Future Holdings LLC and Texas Energy Future Holdings Limited Partnership.

“NRSRO” means each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating organization.

“Obligations” mean all debt obligations (whether secured or unsecured) of any Ring-Fenced Entity rated by a NRSRO, whether now or hereafter outstanding.

“Officer” means an officer of the Company described in Section 12.

“Officer's Certificate” means a certificate signed by any Officer of the Company who is authorized to act for the Company in matters relating to the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Plans” means those certain defined benefit pension plans maintained or contributed to by TXU Corp. and certain of its Affiliates (including Oncor) for the benefit of their employees  (including executives, employee directors, former employees and retirees), collectively with the other postretirement employee benefit plans maintained or contributed to by TXU Corp. and certain of its Affiliates (including Oncor).

“PUCT” means the Public Utility Commission of Texas.

“Reimbursement Agreements” means (1) the Reimbursement Agreement, dated January 1, 2004, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Generation Company LP (“Luminant Genco”) (formerly known as TXU Generation Company LP), providing for the reimbursement of certain interest expenses relating to the securitization of certain generation-related regulatory assets held by the Company, together with (2) the Reimbursement Agreement, dated January 1, 2002, between the Company (as successor-in-interest to Oncor Electric Delivery Company) and Luminant Genco, providing for payment by Luminant Genco to the Company of certain federal income taxes associated with certain generation-related regulatory assets held by the Company.

“Ring-Fenced Entities” means the Company, the Member and each of their Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission.

“Special Independent Director” means any Director who, in addition to meeting the requirements applicable to Independent Directors, has not been at the time of his or her appointment or at any time in the preceding five years, and during the continuation of his or her service as a Director is not, (i) a direct or indirect legal or beneficial owner in the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, (ii) a creditor; supplier; employee; officer;

director; family member of any employee, officer or director; manager or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity, or (iii) a person who controls (whether directly, indirectly, or otherwise) the Company, Oncor Holdings or any Non-Ring-Fenced Entity or any creditor, supplier, employee, officer, director, manager, or contractor of the Company, Oncor Holdings, or any Non-Ring-Fenced Entity; provided, that, (1) the indirect or beneficial ownership of stock through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle (other than any such investment vehicle which is an Affiliate of any of the Fund Advisors) shall not preclude such owner from being a Special Independent Director; and (2) the direct or indirect legal or beneficial ownership of interests in a Non-Ring-Fenced Entity shall not preclude such owner from being a Special Independent Director if such ownership is of a “de minimis magnitude”, which, for purposes of this definition, shall mean a fair value that does not exceed one percent of the net worth of such Special Independent Director.  Notwithstanding anything to the contrary in this definition of “Special Independent Director”, a Director who also serves as an Independent Director of another Ring-Fenced Entity and who otherwise satisfies the criteria set forth above for a “ Special Independent Director”, may still be considered independent within the meaning hereof.

“Subsidiary” or “Subsidiaries” of an entity means each other entity that (a) is Controlled by such entity, or (b) a majority of the beneficial interests of which are owned by such entity.

“Transition Bond Co.” means Oncor Electric Delivery Transition Bond Company LLC, a Delaware limited liability company.

“Transition Charges” means those charges collected from retail electric customers to pay the principal and interest on, and the associated costs to issue and service, bonds issued by Transition Bond Co.

“TXU Group” means TXU Corp., a Texas corporation, its successors, and its Subsidiaries, and any individual or entity controlling or owning, directly or indirectly, more than 49% of the beneficial interests in the Company, other than the Ring-Fenced Entities.

B.           Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement. References to any entity shall also be deemed to be references to its successor entities.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest
Oncor Electric Delivery Holdings Company LLC	Energy Plaza 1601 Bryan Street Dallas, Texas 75201-3411	$1,000	100%

B-1

SCHEDULE C

Management Agreement

______________________ __, 2007

[____________________________

_____________________________

_____________________________]

Re:  Management Agreement – Oncor Electric Delivery Company LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 10, 2007, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agree as follows:

1.           Each of the undersigned accepts such Person's rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person's duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person's successor as a Director is designated or until such Person's resignation or removal as a Director in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that it has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.           So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.           THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

C-1

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

C-2

SCHEDULE D

DIRECTORS

1.           Nora Brownwell

2.           William T. Hill, Jr.

3.           Marc S. Lipschultz

4.           Robert S. Shapard

5.           Richard W. Wortham III

D-1

SCHEDULE E

Officers	Title
Robert S. Shapard	Chairman of the Board and Chief Executive
R.D. Trimble	President and Chief Operating Officer
Brenda L. Jackson	Senior Vice President
Brenda J. Pulis	Senior Vice President
Charles W. Jenkins III	Senior Vice President
David T. Gill	Senior Vice President
James A. Greer	Senior Vice President
David M. Davis	Vice President and Chief Financial Officer
Deborah L. Dennis	Vice President
Michael E. Guyton	Vice President
John W. Self	Vice President
Debra L. Elmer	Vice President
Richard C. Hays	Controller
John M. Casey	Treasurer

E-1